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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                      Plastinum Polymer Technologies Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   727606 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 30, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      | | Rule 13d-1(b)

      |X| Rule 13d-1(c)

      | | Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 727606 10 5                    13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Alfons de Maeseneir
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Belgian Nationality
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    498,000
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           498,000
    WITH:       ----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     498,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 727606 10 5                    13G


Item 1(a).  Name of Issuer:

            The name of the issuer is Plastinum Polymer Technologies Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            The address of the Issuer's principal executive office is c/o 245 Park Avenue, New York, NY 10167.

Item 2(a).  Name of Person Filing:

            The name of the person filing this statement is Alfons de Maeseneir.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address of the person filing this statement is Brusselsesteenweg 57, B-9280 Lebbeke, Belgium.

Item 2(c).  Citizenship:

            The person filing this statement is a citizen of Belgium (nationality).

Item 2(d).  Title of Class of Securities:

            This statement relates to the Common Stock, par value $.01 per share, of the Issuer.

Item 2(e).  CUSIP Number:

            The CUSIP number of the Common Stock of the Issuer is 727606105.

Item 3. If this statement is filed pursuant to ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
            78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1) (ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

      Not applicable.

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned: 498,000.

     (b)    Percent of class: 0.5%.

     (c)    Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 498,000.

            (ii)  Shared power to vote or to direct the vote: 0.

            (iii) Sole power to dispose or to direct the disposition of:
                  498,000.

            (iv)  Shared power to dispose or to direct the disposition of: 0.

     All of the 498,000 shares of Common Stock of the Issuer beneficially owned by the person filing this statement are issued and outstanding.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

      (a)   Not applicable.

      (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    December 19, 2007
                                         ---------------------------------------
                                                         (Date)


                                                  /s/ Alfons de Maeseneir
                                         ---------------------------------------
                                                       (Signature)


                                                  Alfons de Maeseneir
                                         ---------------------------------------
                                                      (Name/Title)


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)